Putnam Equity Income Fund
11/30/13 Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1   Class A	  57,348
        Class B	  1,205
        Class C   2,001
	Class M   565

72DD2   Class R   1,463
        Class R5  *
        Class R6  880
        Class Y   22,616

* Amount represents less than 1

73A1    Class A	  0.376
        Class B	  0.235
        Class C   0.244
	Class M   0.284

73A2    Class R   0.329
        Class R5  0.444
        Class R6  0.464
        Class Y   0.422

74U1    Class A	  155,531
        Class B	  5,143
        Class C   10,336
        Class M	  2,026

74U2    Class R   4,645
        Class R5  1
        Class R6  7,199
        Class Y   54,528

74V1    Class A	  21.60
        Class B	  21.39
        Class C   21.40
	Class M   21.38

74V2    Class R   21.47
        Class R5  21.63
        Class R6  21.62
        Class Y   21.61


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Additional Information About Errors and Omissions Policy
Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.